EXHIBIT 10.19.2

SECOND AMENDMENT
TO EMPLOYMENT AGREEMENT

THIS SECOND AMENDMENT is made as of the 2nd day of September, 2010 (the “Execution Date”), by and between CBC NATIONAL BANK (formerly known as and currently doing business as FIRST NATIONAL BANK OF NASSAU COUNTY), a national banking association (the “Employer”), and Charles K. Wagner, a resident of the State of Georgia (the “Executive”).

RECITALS:

The Employer and the Executive previously entered into an employment agreement, dated September 4, 2007, as amended by the First Amendment thereto dated December 16, 2008 (the “Agreement”).  The Employer and the Executive desire to amend the Agreement to conform to restrictions on compensation that are or may become applicable to the bonus compensation provisions of the Agreement pursuant to regulations issued by the Department of Treasury under the Troubled Asset Relief Program.

In consideration of the Executive’s continued employment by the Employer and the mutual agreements hereinafter set forth, the parties hereby agree to amend the Agreement, effective as of July 1, 2010 (the “Effective Date”), as follows:

1.      By deleting Section 4.1 of the Agreement in its entirety and substituting therefor the following:

“4.1     Base Salary.  Effective July 1, 2010, the Executive shall be compensated at a monthly rate of One Hundred Five Thousand Eight Hundred Thirty Three Dollars and Thirty-Three Cents ($105,833.33) (the “Monthly Base Salary”).  The Executive’s Monthly Base Salary shall be reviewed by the Chief Executive Officer of the Employer at least quarterly, and the Executive shall be entitled to receive as frequently as quarterly an increase in such amount, if any, as may be determined by the Chief Executive Officer based on his evaluation of the Executive’s performance after reviewing such material as the Chief Executive Officer determines to be relevant, but in any event including any material as may be provided for consideration by the Executive, subject further to any necessary or desired approval of such adjustment by the Board of Directors of the Employer or any committee thereof.  In addition to Monthly Base Salary, the Employer shall also pay the Executive a monthly amount equal to the Executive’s share, if any, of the cost of coverages under the group health, dental, life and long-term disability plan(s), as may be maintained by the Employer from time to time, and as to which the Executive is then a participant; provided, however, that such monthly amount shall in no event exceed Four Hundred and Fifty Dollars ($420.00).  The amounts payable to the Executive pursuant to this Section 4.1 shall be payable in accordance with the Employer’s normal payroll practices.”

Any supplemental amount already payable to the Executive as of the Execution Date by reason of any adjustment to Monthly Base Salary effected as of the Effective Date shall be paid to the Executive by September 30, 2010.

2.      By deleting Section 4.2 of the Agreement in its entirety and substituting therefor the following:

“4.2      Incentive Compensation.  The Executive shall be eligible to receive bonus compensation, if any, as may be determined by the Chief Executive Officer of the Employer based on performance measures established by the Chief Executive Officer or the Board of Directors of the Employer or any committee thereof after consultation with the Executive, pursuant to any incentive compensation program as may be adopted from time to time by the Board of Directors of the Employer or any committee thereof.  Any bonus earned shall be payable in cash in the year following the year in which the bonus is earned in accordance with the Employer’s normal practices for the payment of short-term incentives.  To be entitled to any payment of incentive compensation from the Employer, the Executive must be employed by the Employer on the last day of the applicable performance period.  The payment of any bonus shall be subject to any approvals or non-objections required by any regulator of the Employer and any such obligation shall become void if and to the extent payment of any such bonus is prohibited by applicable law.”

3.      By deleting “Exhibit A’ in its entirety.

Except as specifically amended hereby the Agreement will remain in full force and effect as prior to this Second Amendment.

IN WITNESS WHEREOF, the Employer and the Executive have executed and delivered this Second Amendment as of the date first shown above.

CBC NATIONAL BANK

By:	/s/ Michael G. Sanchez
Signature

Michael G. Sanchez
Print Name

President
Title

/s/ Charles K. Wagner
Charles K. Wagner